Exhibit 10.1
Execution Copy
RECEIVABLES PURCHASE AGREEMENT
between
HYUNDAI MOTOR FINANCE COMPANY,
as Seller,
and
HYUNDAI ABS FUNDING CORPORATION,
as Depositor
Dated as of March 15, 2006
(2006-A Receivables Purchase Agreement)

-i-	(2006-A Receivables Purchase Agreement)

TABLE OF CONTENTS
(continued)

		Page
Section 7.13	Counterparts	17
Section 7.14	Third Party Beneficiary	17
Section 7.15	No Proceedings	17
Section 7.16	Nonpetition Covenant	17

SCHEDULE I	Schedule of Receivables	I-1
SCHEDULE II	Receivable File Schedule	II-1
SCHEDULE III	Reconveyance Agreements	III-1
SCHEDULE IV	Conduit Documents	IV-1

-ii-	(2006-A Receivables Purchase Agreement)

     RECEIVABLES PURCHASE AGREEMENT dated as of March 15, 2006 between HYUNDAI MOTOR FINANCE COMPANY, a California corporation, as seller (the “Seller”), and HYUNDAI ABS FUNDING CORPORATION, a Delaware corporation, as depositor (the “Depositor”).
RECITALS
     WHEREAS, in the regular course of its business, the Seller has purchased certain motor vehicle retail installment sale contracts secured by new and used automobiles and light-duty trucks from motor vehicle dealers;
     WHEREAS, the Seller and the Depositor wish to set forth the terms pursuant to which such contracts are to be sold by the Seller to the Depositor; and
     WHEREAS, the Depositor intends, concurrently with its purchases from time to time hereunder, to convey all of its right, title and interest in and to $1,000,893,219.27 of such contracts to Hyundai Auto Receivables Trust 2006-A (the “Issuer”) pursuant to a Sale and Servicing Agreement dated as of March 15, 2006 (the “Sale and Servicing Agreement”), by and among the Issuer, the Depositor, the Seller, Hyundai Motor Finance Company, as Servicer and Citibank, N.A., as Indenture Trustee, and the Issuer intends to pledge all of its right, title and interest in such contracts to the Indenture Trustee pursuant to the Indenture.
     NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
Certain Definitions
     Terms not defined in this Agreement shall have the meanings assigned thereto in the Sale and Servicing Agreement or the Indenture. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):
     “Agreement” shall mean this Receivables Purchase Agreement, as the same may be amended and supplemented from time to time.
     “Closing Date” shall mean March 15, 2006.
     “Conduit Documents” shall mean the documents listed on Schedule IV hereto.
     “Depositor” shall mean Hyundai ABS Funding Corporation, a Delaware corporation, its successors and assigns.
     “Indemnified Losses” shall have the meaning specified in Section 6.01.
     “Indemnified Party” shall have the meaning specified in Section 6.01.

1	(2006-A Receivables Purchase Agreement)

     “Indenture” means the Indenture, dated as of March 15, 2006, between the Issuer and the Indenture Trustee, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Lien Certificate” means with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term “Lien Certificate” shall mean only a certificate or notification issued to a secured party.
     “Purchase Price” means, with respect to any Receivable, an amount equal to the Principal Balance of such Receivable as of the Cutoff Date.
     “Receivable” shall mean any Contract listed on Schedule I hereto (which Schedule may be in the form of microfiche).
     “Reconveyance Documents” shall mean the documents listed on Schedule III hereto.
     “Registrar of Titles” means with respect to any state, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
     “Repurchase Event” shall have the meaning specified in Section 7.02.
     “Sale and Servicing Agreement” shall have the meaning set forth in the recitals.
     “Schedule of Receivables” shall mean the list of Receivables annexed hereto as Schedule I.
     “Seller” shall mean Hyundai Motor Finance Company, a California corporation, its successors and assigns.
     “Transfer Date” shall mean the Cutoff Date.
     “Transfer Tax” shall have the meaning specified in Section 3.02(b)(xlvi).
     “Underwriting Agreement” means the Underwriting Agreement dated March 7, 2006, relating to Hyundai Auto Receivables Trust 2006-A among the Depositor, HMFC and JPMorgan Inc., on behalf of itself and as Representative of the Several Underwriters, as amended, supplemented, amended and restated or otherwise modified from time to time.

2	(2006-A Receivables Purchase Agreement)

ARTICLE II.
Conveyance of Receivables
     Section 2.01 Conveyance of Receivables.
     (a) In consideration of the Depositor’s delivery to the Seller on the Closing Date of $915,321,181.93 and a capital contribution by the Seller to the Depositor of $85,572,037.34 aggregate principal amount of the Receivables, the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Depositor without recourse (subject to the obligations of the Seller herein) all right, title, and interest of the Seller in and to:
     (i) the Receivables and all moneys received thereon on or after the Cutoff Date;
     (ii) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Receivables and any other interest of the Seller in such Financed Vehicles;
     (iii) any Liquidation Proceeds and any other proceeds with respect to the Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including any vendor’s single interest or other collateral protection insurance policy;
     (iv) any property that shall have secured any Receivable and that shall have been acquired by or on behalf of the Seller;
     (v) all documents and other items contained in the Receivable Files;
     (vi) all proceeds from any Receivable repurchased by a Dealer pursuant to a Dealer Agreement; and
     (vii) the proceeds of any and all of the foregoing.
HMFC and the Depositor agree that the purchase price for the Receivables sold by HMFC to the Depositor represents reasonably equivalent value for the Receivables. The Depositor shall make payment in respect of the Purchase Price upon demand by the Seller.
     (b) [Reserved].
     (c) [Reserved].
     (d) The Seller and the Depositor intend that the transfer of assets by the Seller to the Depositor pursuant to this Agreement be a sale of the ownership interest in such assets to the Depositor, rather than the mere granting of a security interest to secure a borrowing. In the event, however, that such transfer is deemed not to be a sale but to be of a mere security interest to secure a borrowing or such transfer is otherwise not effective to sell the Receivables and other property described in Section 2.01(a) hereof, the Seller shall be deemed to have hereby granted to the Depositor a perfected first priority security interest in all such assets, and this Agreement

3	(2006-A Receivables Purchase Agreement)

shall constitute a security agreement under applicable law. Pursuant to the Sale and Servicing Agreement and Section 7.04 hereof, the Depositor may sell, transfer and assign to the Issuer (i) all or any portion of the assets assigned to the Depositor hereunder, (ii) all or any portion of the Depositor’s rights against the Seller under this Agreement and (iii) all proceeds thereof. Such assignment may be made by the Depositor with or without an assignment by the Depositor of its rights under this Agreement, and without further notice to or acknowledgement from the Seller. The Seller waives, to the extent permitted under applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Depositor or any assignee of the Depositor relating to such action by the Depositor in connection with the transactions contemplated by the Sale and Servicing Agreement.
     Section 2.02 The Closing. The sale and purchase of the Receivables shall take place at a closing at the offices of Mayer, Brown, Rowe & Maw LLP, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071, on the Closing Date, simultaneously with the closing under (a) the Sale and Servicing Agreement, (b) the Indenture and (c) the Trust Agreement.
ARTICLE III.
Representations and Warranties
     Section 3.01 Representations and Warranties of Depositor. The Depositor hereby represents and warrants as follows to the Seller and the Indenture Trustee as of the date hereof and the Transfer Date:
     (a) Organization and Good Standing. The Depositor has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, including the corporate power, authority and legal right to acquire and sell the Receivables.
     (b) Power and Authority. The Depositor has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Depositor by all necessary corporate action.
     (c) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the charter or bylaws of the Depositor, or any indenture, agreement or other instrument to which the Depositor is a party or by which it is bound. There shall be no breach of the representations and warranties in this paragraph resulting from any of the foregoing breaches, violations, Liens or other matters which, individually or in the aggregate, would not materially and adversely affect the Depositor’s ability to perform its obligations under the Basic Documents or the consummation of the transactions as contemplated by the Basic Documents.
     Section 3.02 Representations and Warranties of Seller.
     (a) The Seller hereby represents and warrants as follows to the Depositor and the Indenture Trustee as of the date hereof and as of the Transfer Date:

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     (i) Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
     (ii) Due Qualification. The Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the Seller’s ability to acquire, own and service the Receivables.
     (iii) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to carry out their respective terms; the Seller had at all relevant times, and has, full power, authority and legal right to sell, transfer and assign the property sold, transferred and assigned to the Depositor hereby and has duly authorized such sale, transfer and assignment to the Depositor by all necessary corporate action; and the execution, delivery and performance of this Agreement and the other Basic Documents to which the Seller is a party have been duly authorized by the Seller by all necessary corporate action.
     (iv) No Violation. The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which the Seller is a party and the fulfillment of their respective terms do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bylaws of the Seller, or any indenture, agreement or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement), or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties. There shall be no breach of the representations and warranties in this paragraph resulting from any of the foregoing breaches, violations, Liens or other matters which, individually or in the aggregate, would not materially and adversely affect the Seller’s ability to perform its obligations under the Basic Documents or the consummation of the transactions as contemplated by the Basic Documents.
     (v) No Proceedings. There are no proceedings or investigations pending or, to the Seller’s knowledge, threatened against the Seller before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement or any other Basic Document to which the Seller is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic Document to which the Seller is a party or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Basic Document to which the Seller is a party.

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     (vi) Valid Sale, Binding Obligation. This Agreement and the other Basic Documents to which the Seller is a party, when duly executed and delivered by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).
     (vii) Chief Executive Office. The chief executive office of the Seller is located at 10550 Talbert Avenue, Fountain Valley, California 92708.
     (viii) No Consents. The Seller is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization, or declaration of or with any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any other Basic Document to which it is a party that has not already been obtained, other than (A) UCC filings and (B) consents, licenses, approvals, registrations, authorizations or declarations which, if not obtained or made, would not have a material adverse affect on the enforceability or collectibility of the Receivables or would not materially and adversely affect the ability of the Depositor to perform its obligations under the Basic Documents.
     (ix) Ordinary Course. The transactions contemplated by this Agreement and the other Basic Documents to which the Seller is a party are in the ordinary course of the Seller’s business.
     (x) Solvency. The Seller is not insolvent, nor will the Seller be made insolvent by the transfer of the Receivables, nor does the Seller contemplate any pending insolvency.
     (xi) [Reserved].
     (xii) Creditors. The Seller represents and warrants that it did not sell the Receivables to the Depositor with any intent to hinder, delay or defraud any of its creditors.
     (xiii) No Notice. The Seller represents and warrants that it acquired title to the Receivables in good faith, without notice of any adverse claim.
     (xiv) Bulk Transfer. The Seller represents and warrants that the transfer, assignment and conveyance of the Receivables by the Seller pursuant to this Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.
     (b) The Seller makes the following representations and warranties with respect to the Receivables, on which the Depositor relies in accepting the Receivables and in transferring the Receivables to the Issuer under the Sale and Servicing Agreement, and on which the Issuer relies in pledging the same to the Indenture Trustee. Such representations and warranties speak as of the execution and delivery of this Agreement or as of the Cutoff Date as applicable, but shall

6	(2006-A Receivables Purchase Agreement)

survive the sale, transfer and assignment of the Receivables to the Depositor, the subsequent sale, transfer and assignment of the Receivables by the Depositor to the Issuer pursuant to the Sale and Servicing Agreement and the pledge of the Receivables by the Issuer to the Indenture Trustee pursuant to the Indenture.
     (i) Characteristics of Receivables. Each Receivable (A) was originated in the United States of America by a Dealer located in the United States of America for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and satisfied the Seller’s Credit and Collection Policy as of the date of origination of the related Receivable, is payable in United States dollars, has been fully and properly executed by the parties thereto, has been purchased by the Seller from such Dealer under an existing Dealer Agreement and has been validly assigned by such Dealer to the Seller, (B) has created or shall create a valid, subsisting and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to the Depositor, by the Depositor to the Issuer, and by the Issuer to the Indenture Trustee, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security, (D) provides for fixed level monthly payments (provided that the payment in the last month of the term of the Receivable may be insignificantly different from the level payments) that fully amortize the Amount Financed by maturity and yield interest at the APR, (E) amortizes using the simple interest method and (F) has an Obligor which is not an affiliate of HMFC, is not a government or governmental subdivision or agency and is not shown on the Servicer’s records as a debtor in pending bankruptcy proceeding.
     (ii) Compliance with Law. Each Receivable and the sale of the related Financed Vehicle complied at the time it was originated or made, and at the time of execution of this Agreement complies, in all material respects with all requirements of applicable federal, state and local laws, rulings and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act, the Gramm-Leach-Bliley Act, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.
     (iii) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except (A) as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (B) as such Receivable may be modified by the application after the Transfer Date of the Servicemembers Civil Relief Act.

7	(2006-A Receivables Purchase Agreement)

     (iv) No Government Obligor. No Receivable is due from the United States of America or any State or any agency, department, subdivision or instrumentality thereof.
     (v) Obligor Bankruptcy. According to the records of the Seller, as of the Cutoff Date, no Obligor is the subject of a bankruptcy proceeding.
     (vi) Schedule of Receivables. The information set forth in Schedule I to this Agreement is true and correct in all material respects as of the close of business on the Cutoff Date.
     (vii) Marking Records. By the Transfer Date, the Seller will have caused its computer and accounting records relating to each Receivable to be clearly and unambiguously marked to show that the Receivables have been sold to the Depositor by the Seller and transferred and assigned by the Depositor to the Issuer in accordance with the terms of the Sale and Servicing Agreement and pledged by the Issuer to the Indenture Trustee in accordance with the terms of the Indenture.
     (viii) Computer Tape. The computer tape regarding the Receivables made available by the Seller to the Depositor is complete and accurate in all respects as of the Transfer Date.
     (ix) No Adverse Selection. No selection procedures believed by the Seller to be adverse to the Noteholders were utilized in selecting the Receivables.
     (x) Chattel Paper. Each Receivable constitutes chattel paper within the meaning of the UCC as in effect in the state of origination.
     (xi) One Original. There is only one executed original of each Receivable.
     (xii) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the Lien of the related Receivable in whole or in part. None of the terms of any Receivable has been waived, altered or modified in any respect since its origination, except by instruments or documents identified in the related Receivable File.
     (xiii) Lawful Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable under this Agreement, the Sale and Servicing Agreement or the pledge of such Receivable under the Indenture.
     (xiv) Title. It is the intention of the Seller that the transfers and assignments herein contemplated constitute sales of the Receivables from the Seller to the Depositor and that the beneficial interest in and title to the Receivables not be part of the debtor’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No Receivable, other than the Receivables identified in the Reconveyance Documents, has been sold, transferred, assigned or pledged by the Seller to any Person other than to the Depositor or pursuant to this Agreement (or by the Depositor to any other Person other than to the Issuer pursuant to the Sale and Servicing

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Agreement). Except with respect to the Liens under the Conduit Documents (which such Liens shall be released in accordance with provisions of the Reconveyance Documents), immediately prior to the transfers and assignments herein contemplated, the Seller has good and marketable title to each Receivable free and clear of all Liens, and, immediately upon the transfer thereof, the Depositor shall have good and marketable title to each Receivable, free and clear of all Liens and, immediately upon the transfer thereof from the Depositor to the Issuer pursuant to the Sale and Servicing Agreement, the Issuer shall have good and marketable title to each Receivable, free and clear of all Liens and, immediately upon the pledge thereof from the Issuer to the Indenture Trustee pursuant to the Indenture, the Indenture Trustee shall have a first priority perfected security interest in each Receivable.
     (xv) Security Interest in Financed Vehicle. Immediately prior to its sale, assignment and transfer to the Depositor pursuant to this Agreement, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of the Seller as secured party, or all necessary and appropriate actions have been commenced that will result in the valid perfection of a first priority security interest in such Financed Vehicle in favor of the Seller as secured party.
     (xvi) All Filings Made. All filings (including UCC filings, except for UCC releases required to be filed in accordance with the Reconveyance Documents) required to be made in any jurisdiction to give the Issuer a first perfected ownership interest in the Receivables and the Indenture Trustee a first priority perfected security interest in the Receivables have been made.
     (xvii) No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim, dispute or defense, including the defense of usury, whether arising out of transactions concerning the Receivable or otherwise, and the operation of any terms of the Receivable or the exercise by the Seller or the Obligor of any right under the Receivable will not render the Receivable unenforceable in whole or in part, and no such right of rescission, setoff, counterclaim, dispute or defense, including the defense of usury, has been asserted with respect thereto.
     (xviii) No Default. As of the Cutoff Date, the Servicer’s accounting records did not disclose that there was any default, breach, violation or event permitting acceleration under the terms of any Receivable (other than payment delinquencies of not more than 30 days), or that any condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and there has been no waiver of any of the foregoing.
     (xix) Insurance. The Seller, in accordance with its customary procedures, has determined at the origination of the Receivable that the Obligor had obtained physical damage insurance covering the related Finance Vehicle at that time and under the terms of each Receivable, the Obligor is required to maintain physical damage insurance covering the related Financed Vehicle and to name the Seller as a loss payee.

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     (xx) Final Scheduled Maturity Date. No Receivable has a final scheduled payment date after March 31, 2012.
     (xxi) Certain Characteristics of the Receivables. As of the applicable Cutoff Date, (A) each Receivable had an original maturity of not less than 12 or more than 72 months and (B) no Receivable was more than 30 days past due as of the Cutoff Date.
     (xxii) No Foreign Obligor. All of the Receivables were originated in the United States of America.
     (xxiii) No Extensions. The number or timing of scheduled payments has not been changed on any Receivable on or before the Cutoff Date, except as reflected on the computer tape delivered in connection with the sale of the Receivables.
     (xxiv) [Reserved].
     (xxv) [Reserved].
     (xxvi) No Fleet Sales. No Receivable has been included in a “fleet” sale (i.e., a sale to any single Obligor of more than five Financed Vehicles).
     (xxvii) Receivable Files. The Servicer has in its possession all original copies of documents or instruments that constitute or evidence the Receivables. The Receivable Files that constitute or evidence the Receivables do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed by the Seller to any Person other than the Depositor, except for such Liens as have been released on or before the Closing Date. All financing statements filed or to be filed against the Seller in favor of the Depositor in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement, except as provided in the Receivables Purchase Agreement, will violate the rights of the Depositor.”
     (xxviii) No Fraud or Misrepresentation. Each Receivable was originated by a Dealer and was sold by the Dealer to the Seller, to the best of the Seller’s knowledge, without fraud or misrepresentation on the part of such Dealer in either case.
     (xxix) Receivables Not Assumable. No Receivable is assumable by another person in a manner which would release the Obligor thereof from such Obligor’s obligations to the Seller with respect to such Receivable.
     (xxx) No Impairment. The Seller has not done anything to convey any right to any person that would result in such person having a right to payments due under a Receivable or otherwise to impair the rights of the Depositor in any Receivable or the proceeds thereof.
     (xxxi) [Reserved].

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     (xxxii) No Corporate Obligor. All of the Receivables are due from Obligors who are natural persons.
     (xxxiii) No Liens. According to the Servicer’s records as of the Cutoff Date, no liens or claims have been filed for work, labor or materials relating to a Financed Vehicle that are prior to, or equal or coordinate with the security interest in the Financed Vehicles granted by the Receivables.
     (xxxiv) [Reserved].
     (xxxv) APR. No Receivable has an APR of less than 0.00% and the weighted average coupon on the pool of Receivables is at least 7.725%.
     (xxxvi) Remaining Term. Each Receivable has a remaining term of at least 4 months and no more than 72 months.
     (xxxvii) Original Term. The weighted average original term for the Receivables is at least 63.63 months.
     (xxxviii) Remaining Balance. Each Receivable has a remaining balance of at least $2,011.63 and not greater than $44,636.75.
     (xxxix) New Vehicles. At least 97.54% of the aggregate principal balance of the Receivables is secured by Financed Vehicles which were new at the date of origination.
     (xl) [Reserved].
     (xli) No Repossessions. No Financed Vehicle has been repossessed on or prior to the applicable Cutoff Date.
     (xlii) [Reserved].
     (xliii) [Reserved].
     (xliv) Dealer Agreements. Each Dealer from whom the Seller purchases Receivables has entered into a Dealer Agreement with the Seller providing for the sale of Receivables from time to time by such Dealer to the Seller.
     (xlv) Receivable Obligations. To the best of the Seller’s knowledge, no notice to or consent from any Obligor is necessary to effect the acquisition of the Receivables by the Issuer.
     (xlvi) [Reserved].
     (xlvii) Computer Tape. The computer tape from which the selection of the Receivables being acquired on the Closing Date was made available to the accountants that are providing a comfort letter to the Noteholders in connection with the numerical information regarding the Receivables and the Notes.

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     (xlviii) No Future Disbursement. At the time each Receivable was acquired from the Dealer, the Amount Financed was fully disbursed. There is no requirement for future advances of principal thereunder, and, other than in connection with Dealer participations, all fees and expenses in connection with the origination of such Receivable have been paid.
     (xlix) [Reserved].
     (l) [Reserved].
     (li) [Reserved].
     (lii) [Reserved].
     (liii) [Reserved].
     (liv) No Consumer Leases. No Receivable constitutes a “consumer lease” under either (a) the UCC as in effect in the jurisdiction whose law governs the Receivable or (b) the Consumer Leasing Act, 15 USC 1667.
     (lv) Balance as of Cutoff Date. The aggregate principal balance of the Receivables as of the Cutoff Date is equal to $1,000,893,219.27.
ARTICLE IV.
Conditions
     Section 4.01 Conditions to Obligation of the Depositor. The obligation of the Depositor to purchase the Receivables is subject to the satisfaction of the following conditions:
     (a) Representations and Warranties True. The representations and warranties of the Seller hereunder shall be true and correct on the Transfer Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Transfer Date.
     (b) Computer Files Marked. The Seller shall, at its own expense, on or prior to the Transfer Date, indicate in its computer files that the Receivables have been sold to the Depositor pursuant to this Agreement and deliver to the Depositor the Schedule of Receivables, certified by the Seller’s President, a Vice President or the Treasurer to be true, correct and complete.
     (c) Documents To Be Delivered by the Seller on the Transfer Date.
     (i) Evidence of UCC Filing. On or prior to the Transfer Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement, in each jurisdiction in which required by applicable law, naming the Seller as debtor and naming the Depositor as secured party, describing the Receivables and the other assets assigned to the Depositor pursuant to Section 2.01 hereof, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of the Receivables and such other assets to the Depositor.

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The Seller shall deliver to the Depositor a file-stamped copy or other evidence satisfactory to the Depositor of such filing on or prior to the Transfer Date.
     (ii) Other Documents. Such other documents as the Depositor may reasonably request.
     (d) Other Transactions. The transactions contemplated by the Sale and Servicing Agreement, the Indenture and the Trust Agreement to be consummated on the Transfer Date shall be consummated on such date.
     Section 4.02 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to the Depositor is subject to the satisfaction of the following conditions:
     (a) Representations and Warranties True. The representations and warranties of the Depositor hereunder shall be true and correct on the Transfer Date with the same effect as if then made, and the Depositor shall have performed all obligations to be performed by it hereunder on or prior to the Transfer Date.
     (b) Receivables Purchase Price. On the Transfer Date, the Depositor shall have delivered to the Seller the Purchase Price specified in Section 2.01.
ARTICLE V.
Covenants of the Seller
     The Seller agrees with the Depositor and the Indenture Trustee as follows:
     Section 5.01 Protection of Right, Title and Interest.
     (a) Filings. The Seller shall cause, at its own expense, all financing statements and continuation statements and any other necessary documents (other than the costs to re-title the Financed Vehicles in order to name a party other than the Seller as lienholder) covering the right, title and interest of the Seller, the Depositor, the Trust and the Indenture Trustee, respectively, in and to the Receivables and the other property included in the Trust Estate to be promptly filed and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Depositor hereunder, the Trust under the Sale and Servicing Agreement and the Indenture Trustee under the Indenture in and to the Receivables and the other property included in the Trust Estate. The Seller shall deliver to the Depositor and the Indenture Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recordation, registration or filing. The Depositor shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this paragraph.
     (b) Name Change. If the Seller makes any change in its name, identity or corporate structure that would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the applicable provisions of the UCC or any title statute, the Seller shall give the Depositor, the Indenture Trustee and the Owner Trustee written notice thereof at least 45 days prior to such change and shall promptly file such financing

13	(2006-A Receivables Purchase Agreement)

statements or amendments as may be necessary to continue the perfection of the Depositor’s and the Indenture Trustee’s interest in the property conveyed pursuant to Section 2.01.
     Section 5.02 Other Liens or Interests. Except for the conveyances hereunder and pursuant to the Basic Documents, the Seller shall not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume, or suffer to exist any Lien on, or any interest in, to or under the Receivables, and the Seller shall defend the right, title and interest of the Depositor, the Trust and the Indenture Trustee in, to and under the Receivables against all claims of third parties claiming through or under the Seller.
     Section 5.03 Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Depositor’s, the Issuer’s and the Indenture Trustee’s right, title and interest in and to the Receivables and the other property included in the Trust Estate.
     Section 5.04 Hold Harmless. Seller shall protect, defend, indemnify and hold the Depositor and the Issuer and their respective assigns and their attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, claims, damages and expenses of every kind and character, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, (ii) any legal action, including, without limitation, any counterclaim, that has either been settled by the litigants (which settlement, if Seller is not a party thereto shall be with the consent of Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, (iii) any actions or omissions of Seller or any employee or agent of Seller or any Dealer occurring prior to the Transfer Date with respect to any of the Receivables or Financed Vehicles or (iv) any failure of a Receivable to be originated in compliance with all requirements of law. These indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.
ARTICLE VI.
Indemnification
     Section 6.01 Indemnification.
     Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless the Depositor and its officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to this Agreement, the transactions contemplated hereby or the acquisition of any of the Receivables, or any action taken or omitted by any of the Indemnified Parties, whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the financial inability of the Obligor to

14	(2006-A Receivables Purchase Agreement)

pay a Receivable and for which reimbursement would constitute recourse to the Seller for uncollectible Receivables or (c) such Indemnified Losses include taxes on, or measured by, the overall net income of the Depositor or any other Indemnified Party.
ARTICLE VII.
Miscellaneous Provisions
     Section 7.01 Obligations of Seller. The obligations of the Seller under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.
     Section 7.02 Repurchase Events. The Seller hereby covenants and agrees that the occurrence of a breach of any of the Seller’s representations and warranties contained in Section 3.02(b), with respect to any Receivable shall constitute an event obligating the Seller to repurchase such Receivable if the interest of the Noteholders or the Issuer are materially and adversely affected by such breach (each, a “Repurchase Event”). If the Seller does not correct or cure such breach prior to the end of the Collection Period (or, if the Seller elects, an earlier date) after the date that the Seller became aware or was notified of such breach, then the Seller shall purchase any Receivable materially and adversely affected by such breach from the Issuer on the Payment Date following the end of such Collection Period. Any such purchase by the Seller shall be at a price equal to the Purchased Amount. In consideration for such repurchase, the Seller shall make (or shall cause to be made) a payment to the Issuer equal to the Purchased Amount by depositing such amount into the Collection Account on the applicable Payment Date. Upon payment of such Purchased Amount by the Seller, the Issuer and the Indenture Trustee shall release and shall execute and deliver such instruments of release, transfer or assignment, in each case without recourse or representation, as shall be reasonably necessary to vest in the Seller or its designee any Receivable repurchased pursuant hereto. It is understood and agreed that the right to cause the Seller to purchase any Receivable as described above shall constitute the sole remedy respecting such breach available to the Issuer, the Noteholders, the Owner Trustee, the Certificateholders and the Indenture Trustee. Neither the Owner Trustee nor the Indenture Trustee will have any duty to conduct an affirmative investigation as to the occurrence of any condition requiring the repurchase of any Receivable pursuant to this Section 7.02.
     Section 7.03 Depositor Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Depositor shall assign, without recourse, representation or warranty, to the Seller all of the Depositor’s right, title and interest in and to such Receivables and all security and documents relating thereto.
     Section 7.04 Transfer to the Issuer. The Seller acknowledges and agrees that (1) the Depositor will, pursuant to the Sale and Servicing Agreement, transfer and assign the Receivables and assign its rights under this Agreement with respect thereto to the Issuer and, pursuant to the Indenture, the Issuer will pledge the Receivables to the Indenture Trustee, and (2) the representations and warranties contained in this Agreement and the rights of the Depositor under this Agreement, including under Section 7.02, are intended to benefit the Issuer, the Noteholders and the Certificateholder. The Seller hereby consents to such transfers and assignments and agrees that enforcement of a right or remedy hereunder by the Indenture Trustee, the Owner Trustee or the Issuer shall have the same force and effect as if the right or remedy had been enforced or executed by the Depositor.

15	(2006-A Receivables Purchase Agreement)

     Section 7.05 Amendment. This Agreement may be amended from time to time, with prior written notice to the Rating Agencies but without the consent of the Noteholders or the Certificateholder, by a written amendment duly executed and delivered by the Seller and the Depositor, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of Noteholders or the Certificateholder; provided that such amendment shall not materially and adversely affect the interest of any Noteholder or Certificateholder. This Agreement may also be amended by the Seller and the Depositor, with prior written notice to the Rating Agencies and the prior written consent of Holders of Notes evidencing at least a majority of the Outstanding Amount of the Notes and Holders of Certificates evidencing at least a majority of the Certificate Balance (excluding, for purposes of this Section 7.05, Certificates held by the Seller or any of its affiliates), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholder; provided, however, that no such amendment may (i) reduce the interest rate or principal amount of any Note or Certificate or delay the Stated Maturity Date of any Note without the consent of the Holder of such Note or (ii) reduce the aforesaid percentage of the Notes or the Certificates that is required to consent to any such amendment, without the consent of the Holders of all the outstanding Notes and Certificates.
     Section 7.06 Waivers. No failure or delay on the part of the Depositor, the Issuer or the Indenture Trustee in exercising any power, right or remedy under this Agreement or the Bill of Sale shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
     Section 7.07 Notices. All demands, notices and communications under this Agreement shall be in writing, electronically delivered, personally delivered or mailed by certified mail, return receipt requested, to: (1) in the case of the Seller, Hyundai Motor Finance Company, 10550 Talbert Avenue, Fountain Valley, California 92708, Attention: Vice President, Finance, with a copy to General Counsel; (2) in the case of the Depositor, Hyundai ABS Funding Corporation, 10550 Talbert Avenue, Fountain Valley, California 92708, Attention: Vice President and Secretary, with a copy to General Counsel; (3) in the case of Moody’s, Moody’s Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007; (4) in the case of Standard & Poor’s, via electronic delivery to Servicer_reports@sandp.com or at the following address: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., 55 Water Street (40th Floor), New York, New York 10041, Attention: ABS Surveillance Department; and (5) in the case of Fitch, Fitch, Inc., One State Street Plaza, New York, New York 10004; or as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.
     Section 7.08 Costs and Expenses. The Seller shall pay all expenses incident to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Depositor, in connection with the perfection as against third parties of the Depositor’s, the Issuer’s and the Indenture Trustee’s right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.

16	(2006-A Receivables Purchase Agreement)

     Section 7.09 Representations of the Seller and the Depositor. The respective agreements, representations, warranties and other statements by the Seller and the Depositor set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing under Section 2.02 and the transfers and assignments referred to in Section 7.04.
     Section 7.10 Confidential Information. The Depositor agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except to enforce the Depositor’s rights hereunder, under the Receivables, under the Sale and Servicing Agreement or any other Basic Document, or as required by any of the foregoing or by law.
     Section 7.11 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to section names or numbers are to such Sections of this Agreement.
     Section 7.12 GOVERNING LAW. THIS AGREEMENT AND THE ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER OR THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 7.14 Third Party Beneficiary. The Indenture Trustee is an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.
     Section 7.15 No Proceedings. So long as this Agreement is in effect, and for one year plus one day following its termination, the Seller agrees that it will not file any involuntary petition or otherwise institute any bankruptcy, reorganization arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy law or similar law against the Trust.
     Section 7.16 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Depositor, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

17	(2006-A Receivables Purchase Agreement)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

HYUNDAI MOTOR FINANCE COMPANY

By:	/s/ Jae-Min Song
Name: Jae-Min Song
Title: Treasurer

A-1	(2006-A Receivables Purchase Agreement)

HYUNDAI ABS FUNDING CORPORATION

By:	/s/ Min Sok Randy Park
Name: Min Sok Randy Park
Title: Vice President and Secretary

A-2	(2006-A Receivables Purchase Agreement)

SCHEDULE I
Schedule of Receivables
[To be delivered to the Trust at Closing]

I-1	(2006-A Receivables Purchase Agreement)

SCHEDULE II
Receivable File Schedule
1.	All documents obtained or created in connection with the credit investigation.

2.	All Obligor records including without limitation (i) file copy of Receivable; (ii) copy of Dealer assignment (if applicable) and any intervening assignments; (iii) warranty copy (if applicable); (iv) credit life insurance policy (if applicable); (v) proof of auto insurance or obligor agreement to provide such insurance; (vi) title application; (vii) contract verification sheet; and (viii) original application.

3.	Original document file together with all documents maintained therein.

4.	Any and all other documents that the Servicer shall keep on file in accordance with its customary procedures relating to a Receivable, an Obligor or a Financed Vehicle.

II-1	(2006-A Receivables Purchase Agreement)

SCHEDULE III
Reconveyance Agreements
Reconveyance and Release Agreement dated as of March 15, 2006 among Hyundai BC Funding Corporation, Société Générale, Amsterdam Funding Corporation, Asset One Securitization, L.L.C., Sheffield Receivables Corporation and Park Avenue Receivables Company, LLC
Receivables Transfer Agreement and Assignment, dated as of March 15, 2006 between Hyundai Motor Finance Company and Hyundai BC Funding Corporation

III-1	(2006-A Receivables Purchase Agreement)

SCHEDULE IV
Conduit Documents
Purchase and Sale Agreement dated as of January 17, 2000, as amended, between Hyundai Motor Finance Company and Hyundai BC Funding Corporation.
Second Amended and Restated Receivables Purchase Agreement dated as of July 23, 2002, as amended, among Hyundai BC Funding Corporation, Hyundai Motor Finance Company, Amsterdam Funding Corporation, Asset One Securities, L.L.C., Sheffield Receivables Corporation, ABN AMRO Bank N.V., Barclays Bank PLC, Park Avenue Receivables Company, LLC, JPMorgan Chase Bank, N.A. and Société Générale.

IV-1	(2006-A Receivables Purchase Agreement)